Exhibit 99.1

Contacts:	Jack Lief	Susan Neath
	President and CEO	Atkins + Associates
Media & Investor Relations
	David Walsey	(858) 527-3486
Director, Corporate Communications

Arena Pharmaceuticals
(858) 453-7200, ext. 1682

www.arenapharm.com	Press Release

Arena Pharmaceuticals Announces Second Quarter 2005 Financial Results

San Diego, CA, July 19, 2005 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter and six months ended June 30, 2005.

Total revenues in the second quarter of 2005 were $5.5 million, compared to $1.4 million in the second quarter of 2004. Total revenues in the six months ended June 30, 2005, were $9.9 million, compared to $7.2 million in the six months ended June 30, 2004. Arena reported a net loss allocable to common stockholders in the second quarter and the six months ended June 30, 2005 of $16.3 million, or $0.46 per share, and $41.4 million, or $1.24 per share, respectively. This compares with a net loss allocable to common stockholders in the second quarter and the six months ended June 30, 2004 of $17.0 million, or $0.67 per share, and $29.5 million, or $1.17 per share, respectively.

“This was a very successful half year for Arena with the announcement of exciting top-line clinical trial results from our obesity and insomnia programs, the start of our Phase 2b obesity study, the completion of a public stock offering and the issuance of two important patents,” stated Jack Lief, Arena’s President and CEO. “I am looking forward to continued progress as we head into the second half of 2005 with data from our Phase 2b obesity trial around year end, the initiation of the Phase 2 insomnia trial, and the advancement of one new Arena program into preclinical development. We are also continuing to advance our collaborations with Merck and Ortho-McNeil, as well as efforts to develop new collaborations with additional partners.”

Research and development expenses totaled $19.1 million in the second quarter of 2005, compared to $14.4 million in the second quarter of 2004. Research and development expenses totaled $37.9 million in the six months ended June 30, 2005, compared to $28.2 million in the six months ended June 30, 2004. The increase in 2005 research and development expenses as compared to 2004 is primarily attributable to the clinical trials for Arena’s most advanced product candidates, APD356 for obesity and APD125 for insomnia, as well as moving its research and preclinical pipeline forward for a number of additional compounds. General and administrative expenses totaled $2.9 million in the second quarter of 2005, compared to $2.4 million in the second quarter of 2004. General and administrative expenses totaled $5.7 million in the six months ended June 30, 2005, compared to $5.0 million in the six months ended June 30, 2004.

Cash, cash equivalents and short-term investments totaled $162.5 million at June 30, 2005.

Arena’s Second Quarter Highlights:

•      Announced Phase 2 clinical trial results of APD356, Arena’s product candidate for the treatment of obesity. In a randomized, double-blinded, placebo-controlled, dose-ranging, 28-day study in obese patients, APD356 was well tolerated at all doses investigated and at the 15 mg dose there was a highly statistically significant (p=.0002) weight loss of 2.9 pounds versus 0.7 pounds for the placebo group.

•      Initiated a Phase 2b clinical trial of APD356 in a randomized, double-blinded, placebo-controlled, dose-ranging, 12-week study in approximately 400 obese patients, with results expected to be reported around the end of this year.

•      Announced Phase 1 clinical trial results of APD125, Arena’s product candidate for the treatment of insomnia. APD125 was well tolerated at all doses investigated and demonstrated a robust and statistically significant increase in the amount of deep, or slow wave, sleep.

•      Obtained a patent from the European Patent Office for APD356, Arena’s most advanced product candidate, and other 5-HT2C receptor modulators.

•      Obtained a U.S. patent for drug screening methods that utilize the niacin receptor for the treatment of metabolic disorders. The patent is part of Arena’s collaboration with Merck & Co., Inc. to develop therapeutics for the treatment of atherosclerosis and related disorders.

•      Received $11.5 million from Arena’s preferred stockholders from the exercise of their unit warrants.

Outlook for 2005

Arena is revising its 2005 revenue guidance from approximately $20.0 million to approximately $22.0 million to reflect reimbursement for additional sponsored research and patent activities performed by Arena in support of its existing collaborations. Correspondingly, Arena expects its research and development expenses to increase by approximately $2.0 million in order to perform such additional sponsored work. Guidance for the company’s ending cash, cash equivalents and short-term investments remains unchanged at approximately $122 million.

Arena will host both a conference call and webcast to discuss the second quarter 2005 financial results, guidance for the remainder of the year and to provide a corporate update today, Tuesday, July 19, 2005, at 12:00 p.m. EDT (9:00 a.m. PDT). Jack Lief, President and Chief Executive Officer and Robert Hoffman, Vice President, Finance and Chief Accounting Officer will be present on the conference call.

The conference call may be accessed by dialing 800.798.2884 for domestic callers and 617.614.6207 for international callers. Please specify to the operator that you would like to join the “Arena Second Quarter Earnings Call,” or use the passcode: 11969855. The conference call will be webcast live under the investor relations section of Arena’s website at http://www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing on the discovery, development and commercialization of small molecule drugs in four major therapeutic areas: metabolic, cardiovascular, inflammatory and central nervous system diseases. Arena is developing a broad pipeline of compounds that act on an important class of drug targets called G protein-coupled receptors, or GPCRs, using its proprietary technologies, including CART(TM) (Constitutively Activated Receptor Technology) and Melanophore. Arena’s most advanced clinical compound, APD356, a selective 5-HT2C serotonin receptor agonist for the treatment of obesity, is in Phase 2b. Arena’s lead product candidate for the treatment of insomnia, APD125, a compound with a novel mechanism of action (a selective 5-HT2A receptor inverse agonist), is scheduled to begin a Phase 2 clinical trial by the end of 2005. Arena has active collaborations with two major pharmaceutical companies, Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, for the treatment of type 2 diabetes, and Merck & Co., Inc., for the treatment of atherosclerosis and related disorders.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART™ is an unregistered service mark of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Arena’s clinical trials, including expected results and future trials, the advancement of Arena’s internal and partnered programs, and other statements about Arena’s financial guidance, strategy, progress, technologies, preclinical and clinical programs, current and possible future collaborations, and ability to develop compounds. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical studies, Arena’s ability to obtain additional financing, and the timing and receipt of payments and fees, if any, from Arena’s collaborators, including Ortho-McNeil and Merck. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues
Total revenues	$5,504,767	$1,398,334	$9,924,992	$7,181,668

Expenses
Research and development	19,130,659	14,382,211	37,939,955	28,180,238
General and administrative	2,921,114	2,424,919	5,651,615	4,971,108
Amortization of non-cash deferred compensation	88,971	383,671	263,309	884,299
Amortization of acquired technology	384,249	405,305	768,498	810,610
Total expenses	22,524,993	17,596,106	44,623,377	34,846,255
Interest and other income, net	1,128,462	59,408	1,505,085	(163,369)
Net loss	(15,891,764)	(16,138,364)	(33,193,300)	(27,827,956)
Dividends on redeemable convertible preferred stock	(457,618)	(354,594)	(819,025)	(709,508)
Accretion of discount related to redeemable convertible preferred stock	—	(462,971)	(7,372,014)	(925,942)
Net loss allocable to common stockholders	$(16,349,382)	$(16,955,929)	$(41,384,339)	$(29,463,406)

Net loss per share, basic and diluted	$(0.46)	$(0.67)	$(1.24)	$(1.17)

Shares used in calculating net loss per share, basic and diluted	35,166,661	25,318,761	33,459,565	25,252,592

Condensed Consolidated Balance Sheet Data

	June 30,	December 31,
	2005	2004
	(unaudited)	(note)
Assets
Cash, cash equivalents and short-term investments	$162,473,962	$113,313,839
Accounts receivable	1,073,109	22,590,323
Other current assets	4,209,390	5,331,799
Land, property and equipment, net	51,501,650	52,994,209
Acquired technology, investments and other assets	10,950,892	12,134,825
Total assets	$230,209,003	$206,364,995
Liabilities and Stockholders’ Equity
Deferred revenues	$25,283,195	$30,070,188
Other liabilities	21,919,863	20,479,593
Redeemable convertible preferred stock	48,783,268	29,092,228
Stockholders’ equity	134,222,677	126,722,986
Total liabilities and stockholders’ equity	$230,209,003	$206,364,995

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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